AGREEMENT ON TRANSFER OF EQUITY INTEREST AND OTHER INTERST IN TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.

Between

TIANJIN JI COUNTY STATE-OWNED ASSETS ADMINISTRATION COMMISSION

And

BEIJING DELI SOLAR TECHNOLOGY DEVELOPMENT CO., LTD.

May, 2007
Tianjin, Ji County

State-owned Equity Interest Purchase Agreement

Party A: Tianjin Municipal Ji County State-owned Assets Administration Commission (hereinafter the “SAAC”);
Registered Address: Xinghua Avenue, Ji County, Tianjin, China

Party B: Beijing Deli Solar Technology Development Co., Ltd. (hereinafter “Deli Solar (Beijing)”);
Registered Address:  Building 3 No 28, Feng Tai North Road.
  Beijing, China 100071

Based on the principles of mutual benefit and good faith bargaining, and pursuant to the Company Law of the People’s Republic of China and relevant laws and regulations thereunder, for the purpose of transferring Party A’s equity interest in Tianjin Huaneng Group Energy Equipment Co., Ltd. (hereinafter “Tianjin Huaneng”) to Party B, Party A and Party B, through negotiations, hereby agree as follows:

I.	Manner of the Transfer of the State-owned Equity Interest (including equity interest and other interest)
Both parties hereby agree that Party A shall make a one-time transfer to Party B the state-owned interest in Tianjin Huaneng, which consists of 51% of the total shareholder equity of Tianjin Huagneng. Party B shall purchase Party A’s interest and assume all relevant rights and liabilities thereafter.

II.	Purchase Price
On the basis of the appraised value of the assets, both parties hereby agree that the purchase price for the above-stated equity interest in Tianjin Huaneng shall be Renminbi TWENTY FOUR MILLION ONE HUNDRED THOUSAND (RMB 24,100,000) only.

III.	Payment
Party B shall remit the whole purchase price in a lump-sum payment to the bank account appointed by Party A within 15 working days after the execution of this Agreement.

IV.	Other
1.
Upon the effectiveness of this Agreement, Party A and Party B shall register such change of equity interest pursuant to the relevant laws and regulations. Party B shall be responsible for all taxes, including but not limited to the real property transfer tax and expenses, the fees for the registration of amendment of the business license, etc., incurred as a result of such state-owned equity interest (including equity interest and other interest) as agreed herein.

2.
Party A promises that the acquired company shall apply for a business license that is to be issued by Tianjin Ji County Bureau of Administration for Industry and Commerce, and shall pay taxes in accordance with the local tax laws. The acquired company shall change its name, which shall not include the characters “Tianjin Huaneng Group”.

3.
Party B shall retain all employees of Tianjin Huaneng on the record as of the date of Party B’s payment of purchase price and shall assure not to change the existing management team. Within THIRTY (30) days after this Agreement becomes effective, Party B shall enter into new employment contracts with all employees pursuant to the laws of the People’s Republic of China. The employment contracts with the employees that are less than 5 years from the mandatory retirement age shall be employment at will. The contracts that are entered into with the rest of the employees by Party B shall be of a term of no less than THREE (3) years.

4.
Within THREE (3) months since and upon this Agreement enters into force, Party B shall contribute at least Renminbi TWENTY MILLION (RMB 20,000,000). Party A shall apply, on behalf of Party B, for any applicable favorable treatment to foreign investment enterprises according to applicable laws and regulations (Party B shall present documentation of capital contribution accordingly).

5.
Party A shall be responsible for any balance of the employee insurances and other fees for the period from the incorporation until the acquisition date of Tianjian Huaneng. The specific amount of the balance shall refer to the employees’ individual repayment certificates issued by the social security company.

6.
All operating profits of Tianjin Huaneng during the period between November 1st, 2006 and the effective date of this Agreement shall be distributed to the original shareholders in accordance with the proportions of the shares they hold. The amount of operating profits shall be determined by an accounting firm approved by both parties.

7.	Party A hereby promises as the following:
(1)	to assist Party B to process the real property transfer registration;
(2)	to assist Party B to coordinate with relevant tax agencies on the issue of late fees for Tianjin Huaneng’s unremitted payments;
(3)	to assist Party B to coordinate with Agricultural Bank of China on the issue of extension of loan repayment.
(4)	Other unspecified issues shall be settled via negotiation.

V.	Rights and Obligations of Both Parties
1.	Party B shall make a timely and full payment on the purchase price provided herein.
2.	Since and upon the Agreement takes effect, Party B shall enjoy the rights and assume the obligations of the acquired company in accordance with the percentage of shares it retains provided herein.
3.	Since and upon the Agreement takes effect, Party A shall retreat all assigned directors and supervisors from Tianjin Huaneng.

VI.	Liability for Breach of Agreement
Upon the effectiveness of this Agreement, any failure of either party to perform the obligations stipulated in this Agreement, in part or in whole, shall be deemed as breach of contract. The breaching party shall compensate the non-breaching party 10% of the purchase price of such state-owned equity interest provided herein as the stipulated penalty.

VII.	Effectiveness of the Agreement and Miscellaneous
1.	The Agreement is signed in Tianjin Ji County.
2.	The parties shall settle disputes arising from the execution of this Agreement and other disputes in connection with this Agreement via friendly consultation.
3.	The Agreement shall take effect after it is duly signed by both parties with seals affixed and Party B remits the full payment of the purchase price provided herein.
4.	This Agreement is in octuplicate, and each party shall hold FOUR (4) copies.

Party A: Tianjin Municipal Ji County State-owned Assets Administration Commission

(Seal) affixed Legal Representative (authorized representative): /s/ Zhanguo Qi (Signature) Zhanguo Qi Date: 05/18/2007

Party B: Beijing Deli Solar Technology Development Co., Ltd.
(Seal) affixed Legal Representative (authorized representative): /s/ Deli Du (Signature) Deli Du Date: 05/18/2007